UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report September 16, 2014

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 3, 2014, Trinity Capital Corporation ("Trinity") announced the resignation of Daniel R. Bartholomew as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of its subsidiary, Los Alamos National Bank (the "Bank").

In connection with Mr. Bartholomew's departure, the Bank and Mr. Bartholomew entered into a Consulting Agreement, dated September 16, 2014 (the "Consulting Agreement"), pursuant to which Mr. Bartholomew has agreed to assist in matters as may be requested by the Chief Executive Officer of the Bank.  The key provisions of the Consulting Agreement are qualified in their entirety by reference to the full Consulting Agreement, which may be found as Exhibit 10.1 hereto and is incorporated by reference herein.

The initial term of the Consulting Agreement shall end on the earlier of the hiring of a new Chief Financial Officer or March 1, 2015 (the "Initial Term").   Under the Consulting Agreement, the Bank will pay Mr. Bartholomew a monthly rate of $15,000.00 during the Initial Term.  On or before March 1, 2015, the Bank may, in its sole discretion, offer to extend the term of the Consulting Agreement for additional one month periods, and Mr. Bartholomew may accept or decline such offer in his sole discretion (any such term, a "Subsequent Term").  During a Subsequent Term, Mr. Bartholomew will be compensated $125.00 per hour for his services.  Moreover, the Bank will reimburse Mr. Bartholomew for reasonable business expenses.  The Consulting Agreement includes covenants related to non-disclosure of Trinity's or the Bank's confidential information and assigns all work developed by Mr. Bartholomew during his engagement with the Bank solely to Trinity and the Bank.

As previously announced, Anne Kain, Vice-President and Cashier of the Bank since 2011, will serve as Interim Chief Financial Officer of Trinity until a permanent Chief Financial Officer is named.

Item 9.01.	Financial Statements and Exhibits
	(d)	Exhibits
		10.1	Consulting Agreement dated September 16, 2014 by and between Los Alamos National Bank and Daniel R. Bartholomew

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: September 22, 2014	By:	/s/ John S. Gulas
John S. Gulas